CERTIFICATE OF AMENDMENT NO. 1

TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

PEN INC.

PEN Inc., duly incorporated on February 14, 2014 and existing under the General Corporation Law of the State of Delaware (“DGCL”) does hereby certify that pursuant to Sections 242 and 228 of the DGCL the directors of the Corporation at a meeting duly called and held adopted resolutions declaring an amendment to Article 4 of the Amended and Restated Certificate of Incorporation for the Corporation to be advisable and recommending that the stockholders approve the same, and after that recommendation stockholders with the power to vote greater than 90% of the voting power of the Corporation’s common stock approved and adopted this Amendment.

The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware on February 14, 2014 and superseded by the Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on August 26, 2014 (as amended, the “Restated Certificate”).

1. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment amends Section 4.1 of Article 4 of the Restated Certificate by adding the following after the first paragraph in Section 4.1:

“Upon the filing (the “Effective Time”) of Amendment No. 1 to the Amended and Restated Certificate of Incorporation pursuant to the DGCL, each one hundred eighty (180) shares of the Corporation’s (i) Class A Common Stock, par value $0. 0001 per share (“Class A Common Stock”), (iii) Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”), and (iii) Class Z Common Stock, par value $0.0001 per share (“Class Z Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock, par value $0.0001 per share, Class B Common Stock, par value $0.0001 per share, and Class Z Common Stock, par value $0.0001 per share, respectively, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No cash will be paid or distributed as a result of aforementioned Reverse Stock Split, and no fractional shares will be issued. All fractional shares which would otherwise be issued as a result of the Reverse Stock Split will be rounded up to a whole share. Each certificate that immediately prior to the Effective Time represented shares of Class A Common Stock, Class B Common Stock, and Class Z Common Stock, as the case may be (the “Old Certificates”), shall thereafter represent that number of shares of Class A Common Stock, Class B Common Stock, or Class C Common Stock, as the case may be, into which the shares of Class A Common Stock, Class B Common Stock, or Class Z Common Stock, as the case may be, represented by the Old Certificate shall have been combined, subject to the rounding up of fractional share interests.”

2. The par value per share of each class of common stock of the Corporation upon the Effective Time shall be $0.0001 per share.

3. Upon the Effective Time the number of shares of Common Stock that the Corporation is authorized to issue shall be reduced and the second sentence of the first paragraph of Section 4.1 shall be amended to read as follows:

“The total number of shares of capital stock that the Corporation is authorized to issue is 10,100,000, consisting of 100,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”), 7,200,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), 2,500,000 shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”), and 300,000 shares of Class Z Common Stock, par value $0.0001 per share (“Class Z Common Stock”).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 29th day of December 2015.

PEN INC.

By:	/s/ Jeanne M. Rickert
Jeanne M. Rickert, Secretary